UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) – June 29, 2010

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OMNICARE, INC.
(Exact Name of Registrant as Specified in Charter)

DELAWARE (State or Other Jurisdiction of Incorporation)	1-8269 (Commission File Number)	31-1001351 (IRS Employer Identification No.)
100 East RiverCenter Boulevard, Suite 1600 Covington, Kentucky (Address of Principal Executive Offices)		41011 (Zip Code)

(859) 392-3300
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)  As previously announced, Patrick E. Keefe retired as Executive Vice President and Chief Operating Officer of Omnicare, Inc. (the “Company”) effective June 29, 2010.  The Company, Omnicare Management Company, a wholly owned subsidiary of the Company, Mr. Keefe and MMD Professional Services, LLC, a limited liability company wholly owned by Mr. Keefe, entered into a Separation and Consulting Agreement, effective as of June 29, 2010 (the “Agreement”) pursuant to which Mr. Keefe will serve as a consultant to the Company for a period of two years commencing on July 1, 2010.  The consulting arrangement will automatically extend for one year periods thereafter unless the Company or Mr. Keefe provides notice of termination.

Pursuant to the Agreement, Mr. Keefe will (i) assist the Company in the transition of responsibilities previously held by Mr. Keefe as Executive Vice President and Chief Operating Officer of the Company to the person or persons who will succeed to such responsibilities within the Company and (ii) participate in certain customer relationships and operational initiatives.  As compensation for such services, Mr. Keefe will receive a consulting fee of $225,000 per year, payable in equal monthly installments.  The Agreement provides that Mr. Keefe’s existing non-competition covenant will be effective through the consulting period and will extend for 24 months thereafter.  The Agreement also contains non-solicitation and non-disclosure covenants and provides that Mr. Keefe will be reimbursed for reasonable business expenses relating to his consulting services.  The consulting period may be terminated at any time by the Company upon 60 days prior notice, and may be terminated after two years by Mr. Keefe upon 60 days prior notice.

Effective as of the date of Mr. Keefe’s retirement, 132,261 shares of unvested restricted stock previously awarded to Mr. Keefe were forfeited by Mr. Keefe in accordance with their terms.  In connection with the Agreement, the Company will grant an equivalent award of 132,261 shares of restricted stock to Mr. Keefe under the Omnicare, Inc. 2004 Stock and Incentive Plan, which restricted stock will vest ratably over the initial two year consulting period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNICARE, INC.
By:      /s/ Mark G. Kobasuk_____________
Name: Mark G. Kobasuk
Title:   Vice President - General Counsel
Dated:  June 30, 2010